Exhibit 10.3
UNITED STATES OF AMERICA
Before The
OFFICE OF THRIFT SUPERVISION
______________________________

)
In the Matter of	)	Order No.:
)
BankAtlantic	)	Date:
Fort Lauderdale, Florida	)
)
OTS Docket No.: 05551)
)
______________________________
STIPULATION AND CONSENT TO THE ISSUANCE OF AN
ORDER TO CEASE AND DESIST FOR AFFIRMATIVE RELIEF
AND ASSESSMENT OF A CIVIL MONEY PENALTY
     WHEREAS, the Office of Thrift Supervision (OTS), based upon information derived from the exercise of its regulatory responsibilities, is of the opinion that grounds exist to initiate an administrative cease and desist proceeding for affirmative relief and to assess civil money penalties against BankAtlantic, Fort Lauderdale, Florida, OTS Docket No. 05551 (BankAtlantic or Bank), pursuant to Section 8(b) and (i) of the Federal Deposit Insurance Act (FDIA), 12 U.S.C. § 1818(b) and (i),1 and
     WHEREAS, BankAtlantic desires to cooperate with the OTS and to avoid the time and expense of such administrative proceeding, and
     WHEREAS, BankAtlantic enters into this Stipulation and Consent to the Issuance of an Order to Cease and Desist for Affirmative Relief and Assessment of a Civil Money Penalty (Stipulation) (i) without any adjudication on the merits, (ii) without admitting or denying that grounds exist to initiate an administrative cease and desist proceeding, (iii) without admitting or

[1]	All references to the United States Code (U.S.C.) are as amended, unless otherwise indicated.

denying the Findings of Fact, except as to Jurisdiction (Paragraph 1 below), which jurisdiction is admitted, and (iv) solely for the purpose of settling this matter in accordance with Rule 408 of the Federal Rules of Evidence and equivalent state provisions.
     NOW, THEREFORE, on these premises, BankAtlantic hereby stipulates and agrees as follows:
1. Jurisdiction.
a.	BankAtlantic is a “savings association” within the meaning of Section 3(b) of the FDIA, 12 U.S.C. § 1813(b), and Section 2(4) of the Home Owners’ Loan Act (HOLA), 12 U.S.C. § 1462(4). Accordingly, BankAtlantic is an “insured depository institution” as that term is defined in Section 3(c) of the FDIA, 12 U.S.C. § 1813(c).

b.	Pursuant to Section 3(q) of the FDIA, 12 U.S.C. § 1813(q), the Director of the OTS is the “appropriate Federal banking agency” with jurisdiction to maintain an administrative cease and desist proceeding against such a savings association. Therefore, the Bank is subject to the jurisdiction of the OTS to initiate and maintain a cease and desist proceeding and civil money penalty assessment proceeding against it pursuant to Section 8(b) and (i) of the FDIA, 12 U.S.C. § 1818(b) and (i). The Director of the OTS has delegated to the Regional Director of the Southeast Region of the OTS or his/her designee (Regional Director) the authority to issue cease and desist orders and civil money penalty assessment orders where the savings association has consented to the issuance of the orders.
BankAtlantic C&D Stipulation

2. OTS Findings of Fact.
     The OTS finds that the Bank has violated various laws and regulations to which the Bank is subject, as outlined in detail in the OTS’s December 16, 2004 Report of Examination of BankAtlantic (2004 Examination). Such violations include violations of the Currency and Foreign Transactions Reporting Act, as amended by the USA Patriot Act and other laws (the Bank Secrecy Act or BSA);2 the related BSA regulations issued by the U. S. Department of the Treasury, 31 C.F.R. Part 103, and the OTS, 12 C.F.R. § 563.177; and the OTS regulations governing suspicious activity reports (SAR) and other reports and statements set forth in 12 C.F.R. § 563.180.
     BankAtlantic has undertaken corrective action, including the adoption and implementation of a BSA Corrective Action Plan during November 2004 and the submission of a corrective action response, dated August 12, 2005, that set forth the Bank’s detailed responses and corrective actions to address the deficiencies, weaknesses and regulatory violations noted in the 2004 Examination. The Bank also has conducted an extensive review of historical account transaction activity, using a qualified external firm, and has made appropriate SAR filings on the basis of that review. The Bank has taken steps to comply with applicable laws and regulations and to address the identified deficiencies. Notwithstanding the Bank’s corrective actions, the OTS is of the opinion that a cease and desist order for affirmative relief and a civil money penalty assessment are necessary and appropriate to address the violations, deficiencies, and weaknesses discussed in the 2004 Examination, and to ensure that the Bank continues the corrective actions taken and that such actions remain adequate to provide for the Bank’s future compliance with the BSA, SAR, and OFAC laws and regulations.

[2]	31 U.S.C. § 5311 et seq.
BankAtlantic C&D Stipulation

3. Consent.
     BankAtlantic consents to the issuance by the OTS of the accompanying Consent Order to Cease and Desist for Affirmative Relief (C&D Order) and Order of Assessment of a Civil Money Penalty (CMP Order) (collectively, the Orders). The Bank further agrees to comply with the terms of the Orders upon issuance and stipulates that the Orders comply with all requirements of law.
4. Finality.
     The C&D Order is issued under the provisions of Section 8(b) of the FDIA, 12 U.S.C. § 1818(b). The CMP Order is issued under the provisions of Section 8(i) of the FDIA, 12 U.S.C. § 1818(i). Upon their issuance by the Regional Director, they shall be final orders, effective and fully enforceable by the OTS under the provisions of Section 8(i) of the FDIA, 12 U.S.C. § 1818(i).
5. Waivers.
     BankAtlantic waives the following:
a.	the right to be served with any written notice of the OTS’s charges against it as provided by Section 8(b) and (i) of the FDIA, 12 U.S.C. § 1818(b) and (i);

b.	the right to an administrative hearing of the OTS’s charges against it as provided by Section 8(b) and (i) of the FDIA, 12 U.S.C. § 1818(b) and (i);

c.	the right to seek judicial review of the Orders including, without limitation, any such right provided by Section 8(h) or (i) of the FDIA, 12 U.S.C. § 1818(h) and (i), or otherwise to challenge the validity of the Orders;

d.	any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this
BankAtlantic C&D Stipulation

OTS enforcement matter and/or the Orders, whether arising under common law, the Equal Access to Justice Act, 5 U.S.C. § 504, or 28 U.S.C. § 2412; and
e.	the right to assert this proceeding, its consent to issuance of the Orders, and/or the issuance of the Orders, as the basis for a claim of double jeopardy in any pending or future proceeding brought by the United States Department of Justice or any other governmental entity.
6. Other Governmental Actions Not Affected.
     BankAtlantic acknowledges and agrees that its consent to the issuance of the accompanying Orders is solely for the purpose of resolving certain potential OTS administrative enforcement charges as provided above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, liability, or other administrative, civil, or criminal proceeding that arise pursuant to this action or otherwise, and that may be or have been brought by another governmental entity.
7. Agreement for Continuing Cooperation.
     BankAtlantic agrees that, on reasonable notice and without service of a subpoena, it will promptly respond to any written request from the OTS for documents that the OTS reasonably requests to demonstrate compliance with the Orders. BankAtlantic agrees, in connection with this Stipulation and the accompanying Orders, to cooperate with the OTS or any other federal agency in any review requested by the OTS or any other federal government agency, or in any investigation, litigation, or other proceeding relating to BankAtlantic, its holding company, subsidiaries, service corporations, or institution-affiliated parties.
8. Miscellaneous.
a.	The construction and validity of this Stipulation and the Orders shall be governed by the laws of the United States of America.
BankAtlantic C&D Stipulation

b.	If any provision of this Stipulation and the Orders is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.

c.	All references to the OTS in this Stipulation and the Orders shall also mean any of the OTS’s predecessors, successors, and assigns.

d.	The section and paragraph headings in this Stipulation and the Orders are for convenience only, and such headings shall not affect the interpretation of this Stipulation or the Orders.

e.	The terms of this Stipulation and the Orders represent the final agreement of the parties with respect to the subject matters hereof and constitute the sole agreement of the parties with respect to such subject matters.

f.	This Stipulation and the Orders shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Director, Deputy Director, Regional Director, or other authorized representative. The CMP Order, however, will terminate automatically on the day following the day on which full payment of the penalty assessed by the CMP Order is made.
9. Signature of Directors.
     Each Director signing this Stipulation attests that he/she voted in favor of a resolution authorizing the execution of the Stipulation.
BankAtlantic C&D Stipulation

     WHEREFORE, BankAtlantic, by a majority of its directors, executes this Stipulation and Consent to the Issuance of an Order to Cease and Desist for Affirmative Relief and for Assessment of a Civil Money Penalty intending to be legally bound hereby.

BANKATLANTIC	OFFICE OF THRIFT SUPERVISION
Fort Lauderdale, Florida
Accepted by a majority of its directors:

By: /s/ Alan B. Levan Director Alan B. Levan	/s/ John E. Ryan John E. Ryan Regional Director

/s/ John E. Abdo Director John E. Abdo	Dated: April 26, 2006

/s/ D. Keith Cobb Director D. Keith Cobb

/s/ Steven M. Coldren Director Steven M. Coldren

/s/ Bruno DiGiulian Director Bruno DiGiulian

/s/ Mary E. Ginestra Director Mary E. Ginestra

/s/ Charlie C. Winningham Director Charlie C. Winningham

/s/ Jarett S. Levan Director Jarett S. Levan

/s/ David A. Lieberman Director David A. Lieberman

BankAtlantic C&D Stipulation